News Release

Contacts:
Media	Investor Relations
Karen Crabtree	Murray Grainger
(602) 365-5255	(973) 455-2222
karen.crabtree@honeywell.com	murray.grainger@honeywell.com

HONEYWELL COMPLETES SALE OF ITS CONSUMABLES
SOLUTIONS BUSINESS TO B/E AEROSPACE

     PHOENIX, July 28, 2008 -- Honeywell Aerospace (NYSE: HON) announced today that it has completed the sale of its Consumables Solutions business to B/E Aerospace for $1.05 billion, consisting of $901.4 million in cash consideration and six million shares of B/E Aerospace common stock.

      “Honeywell Aerospace is focused on delivering advanced technologies that help enhance the safety and security of global air travel,” said Rob Gillette, Honeywell Aerospace President and Chief Executive Officer. “The sale of the Consumables Solutions business helps to better align our business with this strategic objective and positions us to continue to build on our great positions within the aerospace industry.”

     Consumables Solutions is a global distributor of aerospace fasteners and hardware, and provides custom logistics services to original equipment manufacturers, airlines, repair shops, flight service centers and distributors.

     Honeywell International is a $38 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

     Based in Phoenix, Honeywell’s $12 billion aerospace business is a leading global provider of integrated avionics, engines, systems and service solutions for aircraft manufacturers, airlines, business and general aviation, military, space and airport operations.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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